EXHIBIT 5
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                  FINANCIAL PUBLIC RELATIONS SERVICES AGREEMENT

         This Financial Public Relations Services Agreement ("Agreement") is made as of the 8th day of July, 1999, by and between THE PUBLISHING COMPANY OF NORTH AMERICA, INC. 186 PCNA Parkway, Lake Helen, FL 32744, a Florida corporation hereinafter referred to as "PCNA" or "Client," and INTERWEST ASSOCIATES, 10 Ima Loa Court, Suite 1000, Newport Beach, CA 92663 hereinafter referred to as "ITWA".

HEREAFTER, the Client and ITWA are referred to collectively as "Parties" and singularly as "Party".

         R E C I T A L S

A. The Client is a leader in the publishing of city, county and state bar association print directories throughout the United States and selling advertising in those directories. The Client is embarking upon a new Internet business direction featuring a legal portal, a legal superstore, and an online vendor directory.

B. The Client seeks assistance in communicating with the broker-dealer and investment community, and desires to increase the awareness of its common stock prospects among high producing retail stockbrokers, market makers, small/micro-cap fund managers and securities analysts.

C. ITWA specializes in providing public and investor relations services to assist companies in establishing and maintaining good relationships with brokerage firms, and in communicating effectively with investors, shareholders, market makers, securities analysts and others in the investment community.

D. The Client desires to engage ITWA to provide services in connection with the financial public relations needs of PCNA.

         THEREFORE, the Client hereby engages the services of ITWA and in consideration of the mutual pledge herein contained, the parties hereby agree as follows:

1. TERM. This Agreement shall commence on the date first above written and shall continue until a date twelve (12) months after the date of this Agreement unless extended by mutual written agreement of the parties to this Agreement. ITWA has the right to terminate this Agreement in its sole discretion if Client violates or proposes to violate any applicable federal or state law, rule or regulation. PCNA may also terminate this Agreement in its sole discretion. ITWA may terminate this Agreement with prior 30-day notice in the event that the client should fail to compensate ITWA any or part of the compensation set forth in Section 5 of this Agreement. ITWA may terminate Agreement if the payment has not been received by the Client, as specified under Section 5 of this Agreement, within fifteen (15) days from the date the payment is due.


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2.   SERVICES. ITWA shall provide consulting services to PCNA in connection with the establishment of good relations by PCNA with the investment community, which include the following services:

     (a) Develop, implement and maintain an ongoing stock market support system with the general objective of expanding stockbroker awareness of PCNA activities, and hence to generate interest in PCNA's stock.

     (b) Develop, implement and maintain a system to keep existing stockholders informed with regards to PCNA's activities and potential, build a national network of stockbrokers who are informed about and interested in PCNA, and develop leads for select brokers to assist them in their marketing of PCNA's stock.

     (c) Seek to obtain market makers for PCNA's stock.

     (d) Seek to obtain analyst coverage and reports with respect to PCNA and its business, including follow-up coverage when applicable.

         Services provided by ITWA are hereby acknowledged by the parties to this Agreement to be limited to those specified herein and are not intended to include any securities brokerage services.

3. USE OF AGENTS OR ASSISTANTS. To the extent reasonably necessary to enable ITWA to perform its duties as set forth in Section 2 hereunder, ITWA shall be authorized to engage the services of any agent which it deems proper, and it may further employ, engage, or retain the services of such other persons or corporations ("Agents") to aid or assist it in the proper performance of its duties. Any Agents engaged by ITWA shall be subject to all of the restrictions imposed upon ITWA by this Agreement, and ITWA shall use its best efforts to ensure that any Agents are bound by the restrictions.

4. NO GUARANTEE. Nothing in this Agreement or in the ITWA statements to PCNA will be construed as a guarantee regarding the outcome of PCNA's future common stock price. ITWA makes no such promises or guarantees. ITWA's comments regarding the business and future prospects of PCNA, if any, are expressions of opinion only and are not intended for sale or solicitation of securities. All opinions and estimates included within any ITWA literature are for information purposes only and are not intended as an offer or solicitation with respect to the purchase or sale of any security. ITWA must comply with SEC guidelines with respect to being compensated for any financial marketing of PCNA's stock including Section 17(b) of the Securities Act of 1933.

5. COMPENSATION AND EXPENSE REIMBURSEMENTS. In consideration for its services pursuant to this Agreement, ITWA shall receive the following compensation and expense reimbursements:


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     (A)  CASH
          The Client will pay to ITWA a fee equal to $6,000 upon the execution of this Agreement by both parties hereto, $5,000 on the 8th day of each month for the following two (2) months thereafter, and $3,000 for the next nine (9) months, for a total of twelve (12) months.

     (B)  WARRANTS
          As additional compensation, PCNA irrevocably grants to ITWA warrants to purchase 225,000 shares of its common stock (the "Warrants"), fully vested and immediately exercisable at the prices listed below and until the expiration dates listed below. The shares underlying the Warrants shall be subject to restriction from sale, pledge, or hypothecation for periods of time described below (a "Lock-up"), after which the shares underlying the Warrants shall be freely salable or otherwise tradable.

               No. of         Exercise        Lock-up on           Warrants
              Warrants         Price          sales until        expire after
          --------------------------------------------------------------------
               25,000         $1.6875                  N/A        Jan. 7, 2001
               25,000         $2.5000         Aug. 8, 1999        Feb. 7, 2001
               25,000         $3.0000        Sept. 8, 1999        Mar. 7, 2001
               16,667         $3.5000         Oct. 8, 1999        Apr. 7, 2001
               16,667         $4.0000         Nov. 8, 1999         May 7, 2001
               16,667         $4.5000         Dec. 8, 1999        June 7, 2001
               16,667         $5.0000         Jan. 8, 2000        July 7, 2001
               16,667         $5.5000         Feb. 8, 2000        Aug. 7, 2001
               16,667         $6.0000         Mar. 8, 2000        Sep. 7, 2001
               16,667         $6.5000         Apr. 8, 2000        Oct. 7, 2001
               16,667         $7.0000         May. 8, 2000        Nov. 7, 2001
               16,664         $7.5000         June 8, 2000        Dec. 7, 2001

         (i) Protection Against Dilution. If all or any portion of the Warrants are exercised subsequent to the occurrence of any stock dividend, stock split, combination or exchange of shares, reclassification or recapitalization of the Company's common stock, reorganization of the Company, consolidation with or merger into or sale or conveyance of all or substantially all of the Company's assets to another corporation or any other similar event, the holder of the Warrants exercising any shall receive, upon exercise of such Warrant at the exercise price, the aggregate number and class of shares which such holder would have received if the Warrant had been exercised immediately prior to such or exchange of shares, reorganization, consolidation, merger or sale or in the event of a stock dividend, stock split combination or recapitalization, the exercise price and the number of shares issuable upon exercise shall be proportionately adjusted.

         (ii) As soon as practicable, PCNA shall at its sole cost, except any counsel fees of ITWA, file a registration statement on Form S-3, or other available form, covering the public sale of the shares of common stock issuable upon exercise of the




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                  Warrants (the "Registerable Securities") and use its best
                  efforts to have it declared effective with the Securities and Exchange Commission.

         (iii) PCNA shall also:

                  (A) Supply to ITWA two (2) executed copies of each registration statement and a reasonable number of copies of the final prospectus in conformity with requirements of the Securities Act of 1933 (the "Act") and the Rules and Regulations promulgated thereunder and such other documents as ITWA shall reasonably request.

                  (B) Use its best efforts to cause the Registerable Securities to be available to be sold in the State of New York and registered or qualified under such other securities acts or blue sky laws of such jurisdictions as ITWA shall reasonably request as long as such jurisdictions do not exercise a "merit review" of the offering and do any and all other acts and things which may be necessary or advisable to enable ITWA to consummate such proposed sale or other disposition of the Registerable Securities in any such jurisdiction; provided, however, that in no event shall PCNA be obligated, in connection therewith, to qualify to do business or to file a general consent to service of process in any jurisdiction where it shall not then be qualified.

                  (C) Keep the registration statement effective until the expiration date of the Warrants and cooperate in taking such action necessary to permit the public sale or other disposition of such Registerable Securities by ITWA.

                  (D) Indemnify and hold harmless ITWA and each underwriter, within the meaning of the Act, who may purchase from or sell for ITWA, any Registerable Securities, from and against any and all losses, claims, damages, and liabilities (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigation, preparing, defending or settling any claim) arising from (1) any untrue or alleged untrue statement of material fact contained in any such registration statement or any prospectus contained therein or delivered thereunder, or from (2) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless each untrue statement or omission or such alleged untrue statement or omission was based upon information furnished or required to be furnished in writing to PCNA by ITWA or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls ITWA or underwriter within the meaning of the Act. Provided, however, that PCNA shall not be so obligated to indemnify ITWA or underwriter or controlling person unless ITWA and underwriter shall at the same time indemnify the Company, its directors, each officer signing any registration statement or any amendment to any registration statement and each person, if any, who controls PCNA within

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                           the meaning of the Act, from and against any and all
                           losses, claims, damages and liabilities (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigation, preparing, defending or settling any claim) arising from (3) any untrue or alleged untrue statement of a material fact contained in the registration statement or any amendment thereto, or prospectus contained therein or
                           (4) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity of ITWA, underwriter or controlling person shall be limited to liability based upon information furnished in writing to PCNA by ITWA or underwriter or controlling person expressly for use therein. The indemnity agreement of PCNA herein shall not inure to the benefit of ITWA or any such underwriter (or to the benefit of any person who controls ITWA or such underwriter) on account of any losses, claims, damages, liabilities (or actions or proceedings in respect thereof) arising from the sale of any such Registerable Securities by ITWA or such underwriter to any person if such underwriter failed to send or give a copy of the prospectus as the same may then be supplemented or amended (if such supplement or amendment shall have been furnished to ITWA or the underwriter) to such person with or prior to written confirmation of the sale involved. By its signature, ITWA agrees to the indemnification provided above.

         (iv) PCNA shall comply with the requirements of Section 5(b)(vi) and (vii) at its own expense, including legal, accounting, filing, state qualifications, and printing fees and costs, but excluding counsel fees for the selling stockholders.

         (v) PCNA's obligation under Section 5(b)(vi) and (vii) shall be conditioned, as to each such public offering, upon a timely receipt by PCNA in writing of:

                  (A) Information as to the terms of such public offering furnished by or on behalf of ITWA or underwriter intending to make a public distribution of its Registerable Securities; and

                  (B) Such other information as PCNA may reasonably require from ITWA and any underwriter for inclusion in such registration statement.

6. MISCELLANEOUS EXPENSES. The Client will bear all of the costs relating to the preparation and presentation of materials to its stockholders and the investment community, which are not specified under Section 2 of this Agreement. Client agrees to reimburse ITWA on a monthly basis for all of the expenses incurred by ITWA that fall outside the scope of services as identified under Section 2, including but not limited to travel, lodging, lead generation, advertising, design and print costs, and related expenses. Provided, however, PCNA's liability for any individual costs shall not exceed $100 without the express written consent of PCNA's President.



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7.   DEVOTION OF TIME. ITWA shall devote a substantial amount of its time to the performance of its duties under this Agreement which is necessary for a satisfactory performance. Should the Client require additional services not included in the Agreement, ITWA shall make a reasonable effort to fit such additional services into its time schedule without decreasing the effectiveness of its performance or its duties hereunder.

8. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding.

9. ASSIGNMENT. Neither this Agreement nor any duties shall be assignable by ITWA without the prior written consent of the Client, although ITWA may delegate duties as contemplated in Section 3 herein. In the event of an assignment by ITWA to which the Client has consented, the assignee or his legal representative shall agree in writing with the Client to personally assume, perform, and be bound by the covenants, and agreements contained herein.

10. SUCCESSORS AND ASSIGNMENT. Subject to the provision regarding assignment, this Agreement shall be binding on the heirs, executors, administrators, successors, and assigns of the respective parties.

11. ATTORNEY'S FEES. If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, or to collect any amounts payable pursuant to this Agreement, the prevailing party shall be entitled to full reimbursement of reasonable attorney's fees and costs in addition to any other relief to which it may be entitled.

12. GOVERNING LAW. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties hereunder shall be governed by the law of the State of California.

13. SEVERABILITY. In the event any provision of this Agreement is deemed unenforceable or ineffective, it shall not affect the enforceability or effectiveness of any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect.

14. INDEMNIFICATION. The Client agrees to indemnify and hold ITWA and its partners, officers, directors, employees, agents and affiliates harmless from and against any and all loss, claim, damage, liability and expense (including, without limitation, costs of investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which ITWA may become subject under the United States or foreign securities laws or any applicable statute or regulation of jurisdiction, or at common law (whether tort, contract or any other basis), or otherwise, insofar as such loss, claim, damage, liability expense arises from, or is based upon, in whole or in part: (i) a material breach of this Agreement by the Client, or (ii) an untrue statement of a material fact or omission to state a material fact, or allegation of an untrue statement of a material fact or omission to state a material fact, by the Client in any documents or information provided to the investment



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     community or to individual investors, which was necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, to the extent such breach, untrue statement or omission is the cause of the loss, claim, damage, liability or expense.

15. NON-CIRCUMVENTION. ITWA will from time to time introduce potential funding sources and/or sales agents (collectively, the "Contact" or "Source") to the Client for the purpose of fulfilling obligation to the Client. The Client covenants not to circumvent ITWA, either directly or indirectly, with respect to any Contact/Source introduced to the Client by the ITWA.

16. CONFIDENTIALITY. The parties agree to maintain as confidential, and not to disclose to any third party without the prior consent of the other party, any information of a proprietary nature which one party learns from the other party as part of the necessary process of performing their services and obligations under this Agreement, other than information (a) which was already public knowledge at the time it was learned by the party, or which subsequently came into the public domain through no fault of the receiving parties; (b) which is necessary or appropriate to disclose in order to comply with applicable laws, rules and regulations or enable a party to comply with this Agreement; (c) which was lawfully received by the receiving party from a third party free of an obligation of confidence to such third party; (d) which was already in the possession of the receiving party prior to the receipt thereof, directly or indirectly, from the disclosing party; (e) which is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the disclosing party as much advance notice of the possibility of such disclosure as practical so the disclosing party may attempt to obtain a protective order concerning such disclosure; or (f) which is subsequently and independently developed by employees, consultants, or agents of the receiving party without reference to the confidential information disclosed under this Agreement.

17. EQUITABLE RELIEF. The parties agree that money damages would not be a sufficient remedy for breach of the Non-Circumvention, confidentiality and other obligations of this Agreement. Accordingly, in addition to all other remedies that either party may have, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any breach of the non-circumvention, confidentiality and other obligations of the other party under this Agreement. The defaulting party agrees to waive any requirement for a bond in connection with any such injunctive or other equitable relief.

18. NOTICES. Any notices given pursuant to this Agreement shall be in writing and shall be deemed received by the party to be notified upon personal delivery, facsimile, air courier, registered mail, return-receipt requested, or 72 hours after mailing by the notifying party by first class mail to the address set forth below the party's signature in this Agreement, or to such other different address as the party shall notify the other party in writing in accordance with the terms of this Agreement. It is also set forth in this Agreement that facsimile signatures are acceptable and bind the Parties to the terms of this Agreement.



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19.  INDEPENDENT CONTRACTORS. ITWA is an independent contractor with respect to the Client under this Agreement. No partnership, joint venture, employment or fiduciary relationship is intended between the parties to this Agreement. ITWA shall have sole discretion in determining the methods and means of performing its services under this Agreement, and in supplying the tools and instruments used by it pursuant to this Agreement.

20. ARBITRATION. ANY CONTROVERSY OR CLAIM OF ANY KIND OR NATURE WITH REGARD TO THIS AGREEMENT WHETHER CONTRACT, TORT, OR OTHERWISE, SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE PARTIES HERETO ACKNOWLEDGE THAT THIS PROVISION AFFECTS THEIR LEGAL RIGHTS AND AGREE TO BE BOUND UNDER ANY AND ALL CIRCUMSTANCES TO THE DETERMINATION OF SUCH BINDING ARBITRATION. THE PREVAILING PARTY IN ANY ARBITRATION INSTITUTED UNDER THIS AGREEMENT SHALL, IN ADDITION TO OTHER REMEDIES, BE ENTITLED TO BE REIMBURSED BY THE OTHER PARTY FOR ALL EXPENSES OF SUCH ARBITRATION, INCLUDING REASONABLE ARBITRATOR'S AND ATTORNEYS' FEES.


Executed as of the day and year first above written.


ITWA: INTERWEST ASSOCIATES               CLIENT: THE PUBLISHING CO. OF
                                                 NORTH AMERICA, INC.


By:  /s/ Ajay Anand                      By: /s/ Peter S. Balise
     --------------------------------        --------------------------------
     Ajay Anand, Partner                     Peter S. Balise, President
     10 Ima Loa Court, Suite 1000            186 P.C.N.A. Parkway
     Newport Beach, CA 92660                 Lake Helen, FL 32744
     Telephone: (949) 645-8325               Telephone: (904) 228-1000, Ext. 305
     Facsimile:  (949) 645-8559              Facsimile:  (904) 228-0271




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